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                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                             FORM N-8A

                   NOTIFICATION OF REGISTRATION

               FILED PURSUANT TO SECTION 8(a) OF THE

                  INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
___________________________________________________________________

NAME:     TAX-FREE INCOME TRUST

Address of Principal Business Office (No. & Street, City, State,
Zip Code):

           IDS Tower 10, Minneapolis, Minnesota  55440-0010

Telephone Number (including area code):     (612) 671-2772

Name and address of agent for services of process:

Eileen J. Newhouse, IDS Tower 10, Minneapolis, MN  55440-0010

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES   X     NO

                            SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Minneapolis and State of Minnesota on the 1st day of November, 1995.

                                  TAX-FREE INCOME TRUST


                                  BY: /s/ William H. Dudley
                                          William H. Dudley
                                          President, Treasurer
                                          and Trustee


Attest: /s/ Eileen J. Newhouse
            Eileen J. Newhouse
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